UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2010

PILGRIM'S PRIDE CORPORATION
(Exact Name of registrant as specified in its charter)

Delaware	1-9273	75-1285071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1770 Promontory Circle Greeley, CO		80634-9038
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (970) 506-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Mr. Don Jackson

On December 16, 2010, Mr. Jackson informed the Board of Directors of the Company (the “Board”) of his decision to resign as Chief Executive Officer and President of Pilgrim’s Pride Corporation (the “Company”) effective as of 11:59 p.m. on January 2, 2011.  Mr. Jackson is resigning to assume the position of Chief Executive Officer and President of JBS USA Holdings, Inc.  Mr. Jackson will continue as a member of the Company’s Board of Directors.  Under Mr. Jackson’s existing employment agreement, he is not entitled to any severance payment in connection with his resignation and will be obligated to repay a portion of the signing bonus he received in connection with his initial employment with the Company.

Appointment of Mr. Lovette

On December 16, 2010, the Board approved the retention of William W. Lovette as Chief Executive Officer and President of the Company, effective January 3, 2011.

Prior to his election as Chief Executive Officer and President of the Company, Mr. Lovette served as President & Chief Operating Officer for Case Foods, Inc. beginning since October, 2008.  Before joining Case Foods, Inc., Mr. Lovette spent twenty-five years with Tyson Foods in various roles in senior management, including President of its International Business Unit, President of its Foodservice Business Unit and Sr. Group Vice President of Poultry and Prepared Foods.  While at Tyson Foods, Mr. Lovette served on the boards of Tyson de Mexico, Cobb-Vantress, Inc. and EFS Network, Inc.  He is 50 years old.

The Company issued a press release announcing these changes on December 16, 2010.  A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Description of Agreement with Mr. Lovette

On December 16, 2010, the Company entered into a binding term sheet with Mr. Lovette (the “Term Sheet”) setting forth the principal terms of Mr. Lovette’s employment as the Company’s Chief Executive Officer and President, effective January 3, 2011 (the “Effective Date”).

The Term Sheet provides that Mr. Lovette’s employment will commence on the Effective Date and continue for 3 years, unless terminated earlier in accordance with the provisions described below (the “Term of Employment”).

Mr. Lovette’s initial rate of base salary will be $1 million per annum and the Company will pay him a cash sign-on bonus of $250,000 within 30 days following the Effective Date.  Mr. Lovette will be obligated to repay the sign-on bonus to the Company, if his employment with the Company ends for any reason prior to December 31, 2011 or he has not established a residence in the vicinity of the Company’s headquarters in Colorado by such date.  In addition, for each full year during the term of employment, Mr. Lovette will be eligible to earn an annual cash bonus under the Company’s Short-Term Incentive Plan, with the bonus for 2011 guaranteed to not be less than $500,000.

Pursuant to the Term Sheet, the Company will arrange to purchase Mr. Lovette’s current residence in Arkansas on reasonable and customary commercial terms and at a purchase price not to exceed approximately $2.13 million.  Furthermore, the Company will use reasonable efforts to cause Mr. Lovette to be elected or appointed as a member of the Company’s Board of Directors on, or as soon as practicable following, the Effective Date.

The Company will award Mr. Lovette 200,000 restricted shares of Company common stock on or as soon as practicable following the Effective Date.  50% of such shares will vest on the second anniversary of the Effective Date and the remaining shares will vest on the third anniversary of the Effective Date, subject to Mr. Lovette’s continued employment with the Company through the applicable vesting date.  The Company intends that the award of the restricted shares will constitute an “employment inducement award” for purposes of the corporate governance provisions of the New York Stock Exchange Listed Company Manual.

Mr. Lovette will be an employee-at-will.  If the Company terminates him other than for “Cause” during the Term of Employment, the Company will continue to pay him his base salary for two years following such termination, subject to certain requirements, including the delivery of a customary release.

The Company and Mr. Lovette have agreed to use reasonable efforts to negotiate a final employment agreement consistent with the provisions outlined above prior to the Effective Date.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Exhibit No.	Description
99.1	Press Release, dated December 16, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PILGRIM'S PRIDE CORPORATION

Date: December 16, 2010	By:	/S [Gary Tucker]
[Gary Tucker]
[Principal Financial Officer]